Exhibit 4

Ross Miller

Secretary of State

204 North Carson Street, Ste. 1

Carson City, Nevada 89701-4299

(775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20080401082-65
Filing Date and Time: 06/13/2008 10:20 AM
Entity Number C24242-2002

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of Corporation

Noble Innovations, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that the Board of Directors believes that it is in the best interest of the Corporation to designate a 6% Series A Non-Convertible Voting Preferred.

Please see attached pages for the Rights and Preferences.

3.	Effective date of filing (optional):

4.	Officer Signature (Required):	X /s/ James A. Cole, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.